Mobilelron Enters Cooperation Agreement with Altai Capital Management

Appoints Rishi Bajaj to Board of Directors

MOUNTAlN VlEW, Calif., April 15, 2020 -- Mobilelron (NASDAQ: MOBL), the company that introduced the industry's first mobile-centric, zero trust platform for the enterprise, today announced that it has entered into a cooperation agreement with Altai Capital Management, L.P. ("Altai"), which owns approximately 7% of Mobilelron's outstanding shares.

Under the terms of the agreement, Rishi Bajaj will join Mobilelron's Board of Directors, effective immediately, filling an open Board seat and bringing the total number of current Board members from six to seven. Mr. Bajaj will join the class of directors with terms expiring at the 2022 annual meeting of the Company's stockholders.

Mr. Bajaj currently serves as the President and Chief lnvestment Officer of Altai. He received his Bachelor of Science degree in Economics from the Wharton School at the University of Pennsylvania.

"Having been a long-term investor in Mobilelron for many years, Rishi knows the business well and we are confident that he will bring a valuable and distinct perspective to our Board," said Simon Biddiscombe, CEO and Board member, Mobilelron. "Mobilelron is uniquely positioned to bring security to the zero-trust world and Rishi's experience will be helpful as we continue our commitment to leveraging our strong position to deliver long-term value for all Mobilelron stakeholders."

"As one of Mobilelron's largest shareholders, our firm has maintained a strong belief in the value of the company's technology, leadership team and strategy, and we continue to be impressed by the innovative set of solutions addressing modern security challenges that Mobilelron has engineered over the years," said Rishi Bajaj, Founder, President, and Chief lnvestment Officer of Altai. "With this agreement, the Mobilelron Board has further demonstrated its ongoing commitment to and alignment with shareholders, and its openness to input. I am pleased to be joining the Mobilelron Board and look forward to working closely with fellow Board members and the management team to help move the business forward and drive Mobilelron's long-term shareholder value."

The complete agreement between Mobilelron and Altai will be filed as an exhibit to a Current Report on Form 8-K with the Securities and Exchange Commission.

About Mobilelron

Mobilelron is redefining enterprise security with the industry's first mobile-centric, zero trust platform built on the foundation of unified endpoint management (UEM) to secure access and protect data across the perimeter-less enterprise. Zero trust assumes that bad actors are already in the network and secure access is determined by a "never trust, always verify" approach. Mobilelron goes beyond identity management and gateway approaches by utilizing a more comprehensive set of attributes before granting access. A mobile-centric, zero trust approach validates the device, establishes user context, checks app authorization, verifies the network, and detects and remediates threats before granting secure access to a device or user.

The Mobilelron security platform is built on the foundation of award-winning and industry-leading unified endpoint management (UEM) capabilities with additional zero trust-enabling technologies, including zero sign-on (ZSO), multi-factor authentication (MFA), and mobile threat defense (MTD). Over 20,000 customers, including the world's largest financial institutions, intelligence agencies and other highly regulated companies, have chosen Mobilelron to enable a seamless and secure user experience by ensuring only authorized users, devices, apps, and services can access business resources.

SOURCE Mobilelron

lnvestor Contact: Erik Bylin, Mobilelron, ir@mobileiron.com